EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-44562, 333-80931, 333-53083 and 333-92080) pertaining to (i) the 1997 Equity Incentive Plan, (ii) the Employee Stock Purchase Plan, and (iii) the 1997 Non-Employee Directors’ Stock Option Plan, and in the Registration Statement (Form S-3 No. 333-60135) and related Prospectus, of our report dated February 7, 2003, except as to Note 13, as to which the date is February 25, 2003, with respect to the consolidated financial statements and schedule of Gene Logic Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/S/ ERNST & YOUNG LLP

Baltimore, Maryland
March 14, 2003